EXHIBIT 99.2

PROVIDED SUBJECT TO FRE 408
FOR SETTLEMENT DISCUSSIONS
CONFIDENTIAL
April 9, 2015 (as modified on April 15, 2015)
The First Amended and Restated Pellet Purchase Agreement dated April 13, 2013 (Pellet Agreement)
would be amended to include key changes listed below. This document is non-binding and for discussion purposes only, and any agreement is subject to the approval of AK Steel’s Board of Directors. This proposal provides a non-exclusive list of proposed changes to the Pellet Agreement.

Floor and Ceiling - A pellet sales price floor of $97 / MT for 2015, $94 / MT for 2016, and $93 / MT for 2017 through April 2018 (the sales price floor during the respective periods are herein referred to as the "Floor Price"). A pellet price ceiling of $120 / MT, for the term of the Pellet Agreement (the "Ceiling Price"). In addition, if the pellet sales price exceeds the Ceiling Price, AK Steel would pay an additional 10% per pellet (i.e., 10% * the pellet sales price less the Ceiling Price). The pellet sales Floor Price and Ceiling Price will be adjusted for changes in the pellet premium as noted below.

Pellet Price Components

If the IODEX is less than the level that equates to the Floor Price ("IODEX Floor"), the pellet sales price will be equal to the Floor Price, adjusted for inflationary changes to the pellet premium, as discussed below. If the IODEX is higher than the level that equates to the Ceiling Price ("IODEX Ceiling"), the pellet price will be the Ceiling Price. If the IODEX is higher than the IODEX Floor but lower than the IODEX Ceiling, the pellet sales price will be calculated as set forth in the Adjustment Zone below.

Pellet Premium - The pellet premium will be $30.00 / MT, which was used to develop the Floor Price and Ceiling Price above. The pellet premium will be adjusted to $26.34 in January 2016. This amount will be adjusted annually for inflation tied to certain indices, capped at 2% annually.

Adjustment Zone

A pellet sales price will be calculated using essentially the same methodology as currently used in the Pellet Agreement when the IODEX is greater than the IODEX Floor and less than the IODEX Ceiling("Adjustment Zone"). If the IODEX is in the Adjustment Zone then the pellet sales price is calculated, however, the pellet sales price will be (i) not less than $97 / MT prior to January 2016; (ii) not less than $94 / MT for 2016; (iii) not less than $93 / MT for 2017 through April 2018; and (iv) not more than $120 / MT, adjusted for changes in the pellet premium as noted above.

Quality Specifications - The attached Exhibit A provides the specifications for pellets delivered to AK Steel that will replace the specifications listed in Exhibit B of the Pellet Agreement.

Operational Assistance - Operating management of Magnetation LLC and AK Steel will have regularly scheduled quality and logistic review meetings.

Payment Terms - 1.25% net 10 / 60 days

Board Membership - AK Steel will be entitled to appoint one member to the Magnetation LLC Board of Directors.

Information -

•
Requirement that Magnetation LLC furnish to AK Steel the required financial statements on a timely basis if it is determined that Magnetation LLC is a V. I. E. to AK Steel [O&M Agreement section 17.3(b)(c)]

•	Detailed monthly reporting on pellet plant costs

Exhibit A
[REDACTED]